Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 15, 2019, by and between Caesars Enterprise Services, LLC, with offices at One Caesars Palace Drive, Las Vegas, Nevada (together with Caesars Entertainment Corporation, an affiliate of Caesars Enterprise Services, LLC, and each of its successors and assigns, collectively, the “Company”) and Anthony P. Rodio (“Executive”).

1. At-Will Employment. The Company hereby agrees to employ Executive under this Agreement, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein, for a period commencing on the later of May 1, 2019 and the date immediately following the date on which he becomes contractually available to perform services hereunder (the “Effective Date”) and continuing until the Date of Termination (as defined in Section 8 below) (such period that Executive remains employed under this Agreement, the “Term of Employment”). Executive’s employment with the Company pursuant to this Agreement will be for no specific period of time. Rather, Executive’s employment will be at-will, meaning that Executive or the Company may terminate the employment relationship at any time, with or without cause, and for any reason or no particular reason. Although Executive’s compensation and benefits may change from time to time subject to the terms of this Agreement, the at-will nature of Executive’s employment may only be changed by an express written agreement signed by an officer of the Company approved by the Board and Executive. If the Company determines, in its sole discretion, to offer Executive the position of Chief Executive Officer of the Company for a specified term of employment, the parties shall enter into a new written contract of employment that is consistent with the terms hereof and provides Executive with severance benefits commensurate with those provided to other members of the Senior Management Team.

2. Position, Duties, and Responsibilities.

(a) During the Term of Employment, Executive shall hold the title of Chief Executive Officer of the Company and its affiliate Caesars Entertainment Corporation. During the Term of Employment, Executive shall also serve as an employee, officer or director of any Affiliates (as defined below) of the Company as reasonably requested by the Board and consented to by Executive (such consent not to be unreasonably withheld). At all times during the Term of Employment, Executive shall report directly to the Board of Directors of the Company (the “Board”).

(b) In conjunction with the Board’s approval of this Agreement and the execution hereof by the parties hereto, Executive has been appointed to the Board commencing upon and subject to the Effective Date having occurred. If Executive ceases to hold the title of Chief Executive Officer of the Company, Executive agrees that Executive shall promptly resign from the Board.

(c) In Executive’s capacity as Chief Executive Officer of the Company, Executive shall have the duties, responsibilities, and authority commensurate with such title. The Chief Executive Officer will: lead an organization with methods and actions that are ethical and in full compliance with all applicable laws, regulations, and the Policies (as defined below); identify compliance risks and taking actions necessary to eliminate or minimize risks; and create a compliance culture within the organization and fostering an environment where employees feel comfortable reporting potential violations or misconduct. Executive’s services shall be subject to the control of the Board.

(d) During the Term of Employment, Executive shall perform Executive’s duties faithfully and to the best of Executive’s abilities and shall devote substantially all of Executive’s business time and attention, on a full time basis (except as otherwise expressly permitted herein), to the business and affairs of the Company. Executive shall use Executive’s reasonable best efforts to advance the best interests of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, insider trading, code of conduct and business ethics, submission of standard releases and other employment-related general policies as are from time to time in effect (collectively, and as amended or modified from time to time by the Company, the “Policies”).

(e) During the Term of Employment, Executive hereby agrees that Executive’s services will be rendered exclusively to the Company, and Executive shall not, except as set forth on Exhibit A attached hereto (as may be amended from time to time with the Company’s advance written approval), directly or indirectly, render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as defined below), whether as an employee, advisor, member of a board or similar governing body, sole proprietor, independent contractor, agent, consultant, volunteer, intern, representative, or otherwise, whether or not compensated. With respect to the positions listed on Exhibit A attached hereto, Executive may engage in such activities so long as such activities do not materially interfere with the proper performance of Executive’s duties and responsibilities hereunder and/or otherwise materially conflict with any of the Policies of the Company or otherwise violate the terms of this Agreement.

(f) Executive’s services hereunder shall be performed by Executive in the Company’s principal offices located in Clark County, Nevada or such other location that serves as Executive’s primary office (subject to the terms of Section 7(d) and Exhibit B), if such other location is designated by the Company; provided, that, Executive may be required to travel for business purposes during the Term of Employment.

(g) Upon the termination of Executive’s employment for any reason, upon the request of the Board or its designee, Executive shall relinquish any positions Executive then holds with the Company and any of its Subsidiaries and Affiliates, including membership on any Company, Subsidiary or Affiliate boards unless otherwise determined by the Company. For purposes of this Agreement, (i) an “Affiliate” of the Company or any other Person (as defined below) shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the Person specified; (ii) a “Subsidiary” of any Person shall mean any Person of which such Person owns, directly or indirectly, more than half of the equity ownership interests (measured either by value or by ability to elect or control the board of directors or other governing body); and (iii) a “Person” or “person” means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, in each case, whether or not for profit.

3. Base Salary. During the Term of Employment, the Company shall pay Executive an annualized base salary of one million five hundred thousand dollars ($1,500,000.00), minus applicable deductions and withholdings (“Base Salary”), payable in accordance with the regular payroll practices applicable to executives of the Company. During the Term of Employment, the Base Salary shall be subject to annual review by the Company, in its sole discretion, for possible increase and any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement. Executive shall not be entitled to receive any additional consideration for service during the Term of Employment as a member of the Board or the board of any of the Company’s Subsidiaries or Affiliates.

4. Bonus. During the Term of Employment, Executive shall participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position (the “AIP”) and be eligible to receive a bonus (the “Bonus”) based upon the achievement of performance objectives as determined by the Caesars Entertainment Corporation Compensation and Management Development Committee (the “CMDC”). The annual target for the Bonus shall be 100% of the Base Salary. In addition, at the sole discretion of the CMDC, Executive may be eligible for an annual target for the Bonus of an additional 100% of the Base Salary if the initial threshold for the target bonus is exceeded. Following the Effective Date, the Company and Executive will work together in good faith to establish reasonable performance objectives for 2019 which will take into account the fact that Executive is joining the Company after the beginning of the Company’s fiscal year and was not involved in the budget preparation for the current fiscal year and allowing for Executive’s participation in the AIP to the level of other senior executives of the Company. Executive agrees and understands, however, that the actual amount of the Bonus, if any, will be determined by the CMDC in its sole discretion. The Bonus, if any, shall be paid in accordance with the terms of the AIP.

In addition, Executive shall be entitled to receive a one-time bonus payment in the amount of $250,000.00 (the “Sign-On Bonus”) which shall be paid to Executive within thirty (30) days after the Effective Date.

5. Claw-Back. Notwithstanding any provision in this Agreement to the contrary, amounts payable hereunder shall be subject to claw-back or disgorgement, to the extent applicable, under (i) the Policies or any claw-back policy adopted by the Company, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder, which legislation provides for the clawback and recovery of incentive compensation in the event of certain financial statement restatements and (iii) the Sarbanes–Oxley Act of 2002. If pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), the Company (or any of its Subsidiaries or Affiliates) would not be eligible for continued listing, if applicable, under Section 10D(a) of the Act if it (or they) did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive under this Agreement or otherwise shall be subject to claw-back in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Act, as interpreted by rules of the Securities Exchange Commission. Nothing in this provision is intended to supersede any existing or future claw-back provision adopted or amended by the Company, including, but not limited to the provision set forth in the Company’s Omnibus Incentive Plan.

6. Other Benefits.

(a) Change in Control Payment. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason (as such terms are defined below) within twenty-four (24) months following a Change in Control as defined in the Company’s Long Term Incentive Program (“LTI”), Executive will be entitled to receive a cash payment in the amount of three million dollars ($3,000,000.00), and which payment shall be paid to Executive within seventy (70) days following the Date of Termination, subject to Executive’s signing a Release (as defined below) within the applicable Release Consideration Period (as defined below), and not revoking the Release within seven (7) days of signing it, provided, that, if the Release Consideration Period straddles two taxable years, such payments shall be made in the later of such taxable years; and provided, further, that, the Company shall not be obligated to make the payment under this Section 6(a) (in addition to asserting any other rights it may have in law of equity) (i) if Executive is in breach of any of Executive’s material obligations under Section 10 of this Agreement and Executive has failed to cure such breach, if curable, within ten (10) days following the Company’s written notice to Executive of such breach; or (ii) if Executive is in material breach of any of the terms of the Release.

(b) LTI Grant. Following the Effective Date, the Company will review with Executive an appropriate grant under the Company’s LTI plan. Executive understands and acknowledges that any equity grants are at the discretion of the CMDC. Executive further understands and acknowledges that the actual future value of LTI grants is subject to risk based on the performance of the Company’s stock and cannot be guaranteed.

(c) Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in such employee benefit plans and insurance programs made available generally to employees of the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed as a limitation on the ability of the Company to adopt, amend, or terminate any such plans, policies, or programs.

(d) Vacations. During the Term of Employment, Executive shall be entitled to four (4) weeks of paid vacation per year administered in accordance with the normal vacation policies of the Company.

(e) Reimbursement of Business and Other Expenses. During the Term of Employment, Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such expenses, subject to documentation and subject to the policies of the Company relating to expense reimbursement.

(f) D&O Insurance. During the Term of Employment, the Company shall provide Executive with Director’s and Officer’s indemnification insurance coverage in accordance with the Policies as in effect from time to time, which Policies may be subject to change during the Term of Employment.

7. Termination of Employment. Executive’s employment hereunder may be terminated under the following circumstances, and any such termination shall not be, nor be deemed to be, a breach of this Agreement:

(a) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b) For Cause. The Company shall have the right to terminate Executive’s employment for Cause (as defined in Exhibit B) subject to written notice to Executive and a reasonable time to cure, if curable, and complying with the provisions herein. Upon the reasonable belief by the Company that Executive has committed an act (or has failed to act in a manner) which constitutes Cause, including under the provisions of Section 14 of this Agreement, the Company may immediately suspend Executive from Executive’s duties herein and bar Executive from its premises during a reasonable period to allow for the Company’s investigation of such acts (or failures to act) and any such suspension shall not be deemed to be a breach of this Agreement by the Company and/or otherwise provide Executive a right to terminate Executive’s employment for Good Reason (the “Investigation Period”); provided, however, that the Company shall have the right to terminate Executive’s employment for Cause immediately and nothing in this Agreement shall require the Company to provide an Investigation Period or otherwise provide advance notice of termination for Cause.

(c) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause, at any time and for any reason or no reason, by providing Executive with a Notice of Termination and complying with the provisions herein.

(d) By Executive. Executive shall have the right to terminate Executive’s employment hereunder without Good Reason (as defined in Exhibit B) by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination. Executive also shall have the right to terminate Executive’s employment hereunder with Good Reason as set forth in Exhibit B and complying with the provisions herein.

8. Date of Termination. Executive’s employment shall terminate, and the effective date of termination of Executive’s employment (the “Date of Termination”) shall be as follows: (i) if Executive’s employment is terminated due to Executive’s death pursuant to Section 7(a) of this Agreement, the date of Executive’s death, as stated on the death certificate, shall be the Date of Termination; (ii) if Executive’s employment is terminated by the Company, with or without Cause, the Date of Termination shall be the date set forth in the Notice of

Termination and delivered to Executive, as set forth in Section 17 below; (iii) if Executive’s employment is terminated by Executive without Good Reason pursuant to Section 7(d) of this Agreement, the Date of Termination shall be (30) days after delivery to the Company of a Notice of Termination as set forth in Sections 7(d) and 17 of this Agreement; provided further, that in the event of termination of Executive’s employment hereunder without Good Reason, the Company may, in its sole and absolute discretion, accelerate such Date of Termination by delivering to Executive a written notice of such acceleration, as set forth in Section 17 below; and (vi) if Executive’s employment is terminated by Executive for Good Reason pursuant to Section 7(d) of this Agreement, the Date of Termination shall be the date upon which a Notice of Termination is delivered to the Company, as set forth in Sections 7(d) and 16 of this Agreement.

A Notice of Termination shall identify the provision of this Agreement pursuant to which the Executive’s employment and this Agreement are being terminated.

9. Compensation Upon Termination. In the event of termination of Executive’s employment, the Company shall provide Executive with the payments and benefits set forth below. The payments described herein shall be in lieu of any other severance or termination benefits that Executive may otherwise have been eligible to receive under any severance policy, plan, or program maintained by the Company or its Subsidiaries or Affiliates or as otherwise mandated by law. To the extent that the Company and/or its Subsidiaries or Affiliates are required to pay Executive severance or termination pay under any such severance policy, plan, program, or applicable law, the amounts payable hereunder shall be reduced, but not below zero, on a dollar for dollar basis, and if and to the extent such reduction is permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(a) Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason:

(i) within ten (10) business days following such termination, the Company shall pay to Executive any unpaid Base Salary earned through the Date of Termination;

(ii) within thirty (30) days following such termination, the Company shall reimburse Executive pursuant to Section 6(c) for reasonable expenses incurred but not paid prior to such termination of employment; and

(iii) the Company shall provide to Executive other or additional benefits (if any), in accordance with the then-applicable terms of any then-applicable plan, program, agreement or other arrangement of any of the Company, or of any of its Subsidiaries or Affiliates, in which Executive participates (the rights described in sub-clauses (i), (ii), and (iii) are collectively referred to as the “Accrued Obligations”). Thereafter, the Company shall have no further obligation under this Agreement or otherwise to Executive or Executive’s legal representatives or estate except as required by any applicable law.

(b) Death. If Executive’s employment is terminated due to Executive’s death during the Term of Employment, Executive or Executive’s beneficiary, legal representative, or estate shall receive the Accrued Obligations. Thereafter, the Company shall have no further obligation under this Agreement to Executive or Executive’s beneficiaries, legal representatives or estate except as otherwise required by applicable law.

(c) Termination Without Cause or For Good Reason. In the event that Executive’s employment under this Agreement is terminated by the Company without Cause under Section 7(c) of this Agreement or by Executive with Good Reason under Section 7(d) of this Agreement at any time other than within twenty-four (24) months following a Change in Control as provided in Section 6(a) (which shall control during such 24-month period), the Company shall pay or provide to Executive the Accrued Obligations and, subject to Executive’s signing a separation agreement and release in a form customarily used by the Company for senior executives, which will be provided within five (5) calendar days following the Date of Termination (the “Release”), within twenty-one (21) days or forty-five (45) days, whichever period is applicable under the Age Discrimination in Employment Act, following the Date of Termination (such period, the “Release Consideration Period”) and not revoking the Release within seven (7) days of signing it, the Company shall pay to Executive a lump-sum severance payment in an amount equal to (i) one (1) year salary at Executive’s annual Base Salary rate plus (ii) a pro-rata target Bonus for the then-current bonus year to the extent not already paid to Executive, which severance payment shall be paid following execution of the Release by Executive, but in no case sooner than expiration of the 7-day waiting period and no later than seventy (70) days following the Date of Termination, in accordance with the Company’s regular payroll practices; provided, that, if the Release Consideration Period straddles two taxable years, such payment shall be made in the later of such taxable years; and provided, further, that, the Company shall not be required to make the payment under this Section 9(c) (in addition to asserting any other rights it may have in law of equity) (A) if Executive is in breach of any of Executive’s material obligations under Section 10 of this Agreement and Executive has failed to cure such breach, if curable, within ten (10) days following the Company’s written notice to Executive of such breach; or (B) if Executive is in material breach of any of the terms of the Release. If applicable, and to the extent permitted under each plan, if Executive becomes entitled to severance under this Section 9(c), Executive will be entitled to receive the benefits set forth on Exhibit C hereto during a twelve (12)-month period following the Termination Date. For the avoidance of doubt, in the event Executive would otherwise be eligible for severance, termination or similar payments or benefits under the terms of the Company Severance Pay Program or any other severance or termination plan, policy or arrangement maintained by the Company or its Affiliates, Executive shall not be entitled to receive payments or benefits under the Company Severance Pay Program or any other such plan, policy or arrangement, and Executive shall be eligible for severance payments only pursuant to the terms of this Agreement and, further, to the extent Executive is eligible for the Change in Control payment under Section 6(a) of this Agreement he shall not be entitled to receive the severance payment and benefits under this Section 9(c).

(d) Offset. To the extent permissible under Section 409A of the Code, in the event of any termination of Executive’s employment under this Agreement, the Company is specifically authorized to offset against amounts due to Executive under this Agreement any amounts owed by Executive to the Company or any of its Subsidiaries or Affiliates.

(e) Executive’s Equity Awards. To the extent granted, the Executive’s equity awards, including but not limited to, options and the shares acquired thereunder, restricted stock and restricted stock units, if any, such awards will be treated in accordance with the terms of the plan pursuant to which such awards and grants were awarded.

10. Restrictive Covenants and Confidentiality.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Subsidiaries and Affiliates at substantial expense and the Confidential Information constitutes valuable proprietary assets of the Company; (iii) the Company and its Subsidiaries and Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term of Employment or during the Restricted Period as defined in Section 10(c) below, Executive should engage in or assist a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its Subsidiaries’ and Affiliates’ business is such that it can be conducted anywhere in the world and is not limited to a geographic scope or region; (v) the Company and its Subsidiaries and Affiliates will suffer substantial damage which will be difficult to compute if, during the Term of Employment or thereafter, Executive should solicit or interfere with the Company’s or its Subsidiaries’ or Affiliates’ employees, clients, or customers or should divulge Confidential Information relating to the business of the Company or its Subsidiaries or Affiliates in violation of the provisions of this Agreement; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Subsidiaries and Affiliates; (vii) the Company would not have hired or continued to employ Executive or grant the benefits contemplated under this Agreement unless Executive agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment following Executive’s termination from the Company. “Competitive Business” as used in this Agreement shall mean any business which owns, operates or manages any casino/resorts, casino/hotels, internet gaming, or other gaming venture or entity. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or confidential, non-public information of the Company or any Subsidiary or Affiliate, including, without limitation, any: (A) food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, organizational charts, salary and benefit programs, and training programs, (B) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source or object codes, data, programs, software source documents, data, film, audio and digital recordings, works of authorship, know-how, improvements, discoveries, developments, designs or techniques, intellectual property or other work product of the Company or any Affiliate, whether or not patentable or registrable under trademark, copyright, patent, or similar laws; (C) information regarding plans for research, development, new service offerings and/or products, marketing, advertising, and selling, distribution, business plans, business forecasts, budgets, and unpublished financial statements, licenses, prices, costs, suppliers, customers, or distribution arrangements; (D) non-public information regarding and collected from employees, suppliers, customers, clients, suppliers, vendors, agents, and/or independent contractors of the Company or any Subsidiary or Affiliate, which is specific to the Company; (E) concepts and ideas relating to the development and distribution of content in any medium or to the current, future, or proposed business opportunities, products or services of the Company or any Subsidiary or Affiliate; or (F) any other information, data, or the like that is designated as confidential or treated as confidential by the Company or any of its Subsidiaries or Affiliates.

(b) Confidentiality. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive agrees not to, at any time, either during the Term of Employment or thereafter, divulge, post, use, publish, or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be reasonably necessary to the performance of Executive’s duties hereunder, (ii) with the express written consent of the Board or the Company’s General Counsel, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process (including but not limited to disclosure(s) required by any gaming regulatory authority) and in such event, provided, that, Executive notifies the Company in writing in accordance with Section 17 below within three (3) days of receiving such order, subpoena, or process, cooperates with the Company in seeking an appropriate protective order and in attempting to keep such information confidential to the maximum extent possible. Upon termination of employment or request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information in Executive’s possession, custody or control.

In addition, except as otherwise permitted by state or federal law, Executive agrees to keep the terms and conditions of this Agreement confidential, as set forth above, unless disclosure is otherwise required by applicable law or regulation including disclosure(s) required by any gaming regulatory authority. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“government agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Executive may share the terms and conditions of this Agreement with Executive’s spouse, legal counsel, prospective employers, and accountants, provided that any such individual agrees to keep that information strictly confidential and disclose it to no other person. Executive agrees that if any such individual to whom Executive discloses information regarding the terms of this Agreement then discloses such information to any other person, Executive will be personally liable for such disclosure as a breach of this Agreement. Executive affirms that Executive has not made any prior disclosures that, if made after signing this Agreement, would have violated this obligation of confidentiality. Executive understands that confidentiality as set forth in this Section 10(b) is an important part of the consideration Executive is giving to the Company in this Agreement and that it would be very difficult for the Company to quantify the effect of a breach of these provisions, and that, accordingly, injunctive relief is an appropriate remedy for any breach of these provisions, whether by Executive or by any person to whom Executive or Executive’s agent or agents have divulged information regarding the terms of this Agreement. Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Non-Compete. The parties agree that, in the course of Executive performing Executive’s job duties for the Company, Executive will necessarily become intimately familiar with the Company’s business, financial, and operational strategies, plans, techniques, systems, and financial information. The parties further agree that, if Executive were to become employed by a Competitive Business within the Restricted Period (defined below) , Executive would inevitably use and disclose the Company’s Confidential Information to such Competitive Business, giving such Competitive Business an unfair competitive advantage. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of one (1) month for each month that Executive is employed under this Agreement (up to a maximum of twelve (12) months) following the Date of Termination of Executive’s employment, or from the entry by a court of competent jurisdiction of a judgment enforcing this Section, whichever of the foregoing is last to occur (the “Restricted Period”), unless Executive’s termination of employment is for a reason qualifying for payment under Section 6(a), Executive will not, for Executive, or in conjunction with any other Person (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee, intern, volunteer, consultant, or in another capacity), directly or indirectly, provide to any Competitive Business the same or substantially similar services as those provided by Executive to the Company whether (i) as a chief executive officer, (ii) in any substantially similar role irrespective of title, or (iii) if Executive assumes a new position within the Company during the Term of Employment, in the same or substantially similar role as reflected by such new position. Notwithstanding anything herein to the contrary, this Section 10(c) shall not prevent Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market.

(d) Non-Solicitation of Employees. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, Executive shall not, without the prior written permission of the Board or the Company’s General Counsel, directly or indirectly (i) solicit, or have or assist any other person or entity to solicit any person who is employed by or providing services to the Company or its Subsidiaries or Affiliates, at the time Executive’s employment with the Company terminates, or who was employed by the Company or its Subsidiaries or Affiliates within the six-month period prior to the termination of Executive’s employment or (ii) encourage, assist, entice, request and/or directly or indirectly cause any employee or consultant of the Company or its Subsidiaries or Affiliates to breach or threaten to breach any terms of such employee’s or consultant’s agreements with the Company or its Subsidiaries or Affiliates or to terminate his or her employment with the Company or its Subsidiaries or Affiliates.

(e) Non-Solicitation of Clients and Customers. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, Executive will not, for Executive, or in conjunction with any other Person (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee, consultant or in another capacity), directly or indirectly: (i) solicit any Person who, to Executive’s knowledge, was an existing customer, client, supplier, or vendor of the Company or its Subsidiaries or Affiliates at the time of, or at the time during the six (6) months preceding, Executive’s termination of employment (an “Associated Person”); or (ii) request or cause any of the Company’s or its Subsidiaries’ or Affiliates’ clients, customers, suppliers, or vendors (an “Associated Person”) to cancel, terminate, reduce or otherwise interfere with any business relationship with the Company or its Subsidiaries or Affiliates. The restrictive covenants detailed in this Section 10(e) shall not apply if: (x) Executive did not solicit the Associated Person; (y) the Associated Person voluntarily chooses to cancel, terminate or reduce its relationship with the Company and voluntarily seek the services of Executive; and (z) Executive otherwise complies with all restrictive covenants detailed in Section 10.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method, or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) that Executive, either solely or in collaboration with others, has conceived, created, made, discovered, invented, developed, perfected, or reduced to practice during the term of Executive’s employment, whether or not during regular business hours or on the Company’s or any Subsidiaries’ and Affiliates’ premises and relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, shall be the sole and complete property of the Company and/or its Subsidiaries and Affiliates. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas, and concepts (subsections (i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or its Subsidiaries and Affiliates’ premises or otherwise, whether or not during normal business hours or on the Company’s premises, and related to the Company’s business, shall perpetually and throughout the world be the exclusive property of the Company and/or its Subsidiaries and Affiliates, as shall all tangible media (including, but not limited to, papers, computer media, and digital and cloud-based of all types and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Upon termination of Executive’s employment with the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will promptly deliver to the custody of the person designated by the Board or the General Counsel of the Company all originals and copies of any documents and other property of the Company or any of its Subsidiaries or Affiliates in Executive’s possession or under Executive’s custody or control.

(g) Works for Hire. Executive agrees that all works of authorship created in whole or in part by Executive during Executive’s engagement by the Company and relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company shall be works made for hire of which the Company or its Subsidiaries and Affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during Executive’s engagement by the Company is not a work made for hire, Executive hereby assigns all right, title, and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or any of its Subsidiaries or Affiliates all rights in any Intellectual Property Product created in whole or in part by Executive during Executive’s engagement by the Company, Executive hereby assigns all right, title, and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive remains employed by the Company at the time such request is made, in order to permit the Company, its Subsidiaries and Affiliates, and/or their respective successors and assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications, or consequences.

(h) Non-Disparagement. Executive agrees that Executive will not defame, denigrate, or publicly criticize the services, plans, methodologies, business, integrity, veracity or personal or professional reputation of the Company or any of its Subsidiaries or Affiliates or their respective officers, directors, partners, executives, or agents in either a professional or personal manner at any time during or following the Term of Employment.

(i) Enforcement. If Executive commits a breach of any of the provisions of this Section 10, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that Executive possesses considerable Confidential Information and that the services being rendered hereunder are of a special, unique, and extraordinary character and that any such breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company or its Subsidiaries or Affiliates. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Subsidiaries and Affiliates, at law or in equity. Accordingly, Executive consents to the issuance of a temporary and/or preliminary injunction, in aid of arbitration, consistent with the terms of this Agreement.

(j) Modification/Blue Pencil. Except where prohibited, if, at any time, a reviewing court of appropriate jurisdiction called upon to issue an injunction in accordance with Section 10(i) finds any of the provisions of this Section 10 to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration, or scope of activity, this Agreement shall be considered divisible and such court shall have authority to modify or blue pencil this Agreement to cover only such area, duration, and scope as shall be determined to be reasonable and enforceable by the court. Executive and the Company agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(k) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 10 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY, AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

11. Assignability; Binding Nature. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive or otherwise. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, beneficiaries, executors, and administrators of Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions; or, by mutual agreement of the parties hereto in a signed writing.

12. Representations. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor Executive’s performance in accordance with the terms of this Agreement will breach any other obligations of Executive, including under any other agreement to which Executive is a party, including, without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to Executive’s employment by the Company. Without limiting the generality of the foregoing sentence, Executive specifically acknowledges and represents that he has obtained enforceable waivers from each of Tropicana Entertainment Inc. and Affinity Gaming (“Affinity”) of any provisions of any agreement that otherwise may restrict his ability to be employed by the Company and carry out his obligations on the terms set forth herein. Executive further represents and warrants that he is licensed and authorized by, and in good standing with, the applicable gaming regulatory authorities in the jurisdictions listed on Exhibit D. Executive represents and warrants that Executive has not willfully or knowingly misrepresented or withheld any material fact that the Company would reasonably need to make an informed decision regarding an offer of employment to Executive. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, and that Executive has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.

13. Affinity Agreements. Without limiting the generality of the foregoing Section 12 or any other provision of this Agreement, Executive agrees that he will comply with his obligations under his Employment Agreement with Affinity dated October 10, 2018, as amended by that certain Amendment to Employment Agreement entered into on April 15, 2019 by and between Affinity and Executive. The Company agrees that it will comply with its obligations under that certain letter agreement entered into on April 15, 2019 by and between Affinity and Caesars Entertainment Corporation.

14. Compliance. Executive agrees to comply with all federal, state, local, provincial or other laws or regulations in all jurisdictions both domestic and international. Failure to do so could result in termination of this Agreement for Cause pursuant to Section 7(c) of this Agreement. As a holder of privileged gaming licenses, the Company and its affiliates are required to adhere to strict laws and regulations regarding its associations, including associations with key employees as defined under the Caesars Entertainment Corporation Ethics and Compliance Program (“E&C Program”). If at any time: (a) the Company’s Compliance Committee determines, in its sole discretion, after notice to Executive and an opportunity to be heard, that Executive is an unsuitable person as that term is defined in the E&C Program, or that it would be in the Company’s best interest to terminate the employment of Executive in order to protect any proposed or pending gaming licenses or any of its privileged gaming licenses; or (b) the Company is either informed or notified by a federal, state or local regulatory authority that such regulatory authority has determined to issue a finding of unsuitability as to Executive, and Executive’s license or authorization to be employed in casino gaming operations is suspended, the Company may immediately terminate this Agreement pursuant to Section 7(b) of this Agreement. During the term of this Agreement, to the extent that any prior disclosure made by Executive becomes inaccurate, including but not limited to the initiation of any criminal proceeding or any civil or administrative proceeding or process which alleges any violations of law involving Executive shall disclose the information to Company within 10 calendar days from becoming aware of that event. Executive agrees to comply with any background investigation conducted in connection with the disclosure of this updated information. If Executive is or becomes required to be licensed by any federal, state, and/or local gaming regulatory agency and fails to become so licensed, or, once licensed, fails to maintain such license or fails to continue to be suitable by the governmental regulatory agency, the Company may immediately terminate this Agreement for Cause pursuant to Section 7(b) of this Agreement.

By signing this Agreement, Executive acknowledges that Executive has received a copy of the E&C Program, the Caesars Anti-Corruption Compliance Policy, and the Caesars Entertainment Corporation Anti-Money Laundering Policy and Program. Executive understands and agrees to comply with these and all other policies adopted by the Company. Executive shall sign all certification/attestation forms associated with these policies and return them to the Caesars Corporate Compliance Department. Executive further understands Executive’s obligation to report suspected violations of law, regulation, policies, or of unethical conduct occurring within the Company and/or its affiliates to the Chief Regulatory & Compliance Officer, his/her designee, or through the Ethics and Compliance Hotline, the number for which is posted on the Caesars Entertainment Corporation intranet website.

15. Litigation And Regulatory Cooperation. During the Term of Employment and continuing thereafter upon termination of employment, Executive shall reasonably cooperate with the Company and its Subsidiaries and Affiliates in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of any of the Company, its Subsidiaries, Affiliates, divisions, successors, and assigns, about which the Company believes Executive may have relevant information. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company, its Subsidiaries, Affiliates, successors and assigns at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; provided, that, the Company will reimburse Executive for Executive’s reasonable travel expenses incurred as well as a reasonable per-diem in consideration for his time and efforts with respect to such cooperation. The Company shall attempt to schedule such cooperation at mutually convenient times and places, taking into account Executive’s other personal and professional obligations.

16. Resolution of Disputes. Any dispute arising in connection with the validity, interpretation, enforcement, or breach of this Agreement or arising out of Executive’s employment or termination of employment with the Company; under any statute, regulation, ordinance or the common law; or otherwise arising between Executive, on the one hand, and the Company or any of its Subsidiaries or Affiliates, on the other hand, the parties, shall (except to the extent otherwise provided in Section 10(i) with respect to certain requests for injunctive relief) be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Las Vegas, Nevada, and the arbitrator will apply the law of the jurisdiction as provided in Section 18(h), below, including federal law as applied in the courts in the jurisdiction specified in Section 18(h). The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The Company will pay the fees and costs of the Arbitrator and/or the AAA, except that Executive will be responsible for paying the applicable filing fee not to exceed the fee that Executive would otherwise pay to file a lawsuit asserting the same claim in court. The arbitrator shall not have the authority to modify the terms of this Agreement except to the extent that the Agreement violates any governing statue, in which case the arbitrator may modify the Agreement solely as necessary to not conflict with such statute. The Arbitrator shall have the authority to award any remedy or relief that could a court in the jurisdiction specified in Section 18(h) could grant in conformity with the applicable law on the basis of claims actually made in the arbitration. The Arbitrator shall render an award and written opinion which shall set forth the factual and legal basis for the award. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court located in the jurisdiction specified in Section 18(h).

The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure adheres to all confidentiality terms in this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in the jurisdiction specified in Section 18(h) and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome. To the extent any dispute is found not to be subject to this arbitration provision, both Executive and Company hereby waive their respective rights to trial by jury.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 16, VOLUNTARILY AGREES TO ARBITRATE ALL DISPUTES, AND HAS HAD THE OPPORTUNITY TO REVIEW THE PROVISIONS OF SECTION 15 WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY. BY SIGNING BELOW, EXECUTIVE SIGNIFIES EXECUTIVE’S UNDERSTANDING AND AGREEMENT TO SECTION 15.

17. Notices. Any written notice required to be provided by the Company to the Executive, or by the Executive to the Company, pursuant to this Agreement shall be delivered, and receipt shall be deemed effective, as follows:

If to the Company:	Caesars Enterprise Services, LLC
One Caesars Palace Drive
Las Vegas, Nevada 89109
Phone: 702-407-6300
Attention: General Counsel

Such notice must be sent by a nationally recognized overnight courier. Delivery to the Company shall be deemed effective two days after the notice is given to the overnight courier for delivery.

If to Executive:	(i) Hand delivered to the Executive (in which case delivery shall be deemed effective at the moment notice is handed to the Executive); or (ii) sent by a nationally recognized overnight courier to the address of Executive’s principal residence as it appears in the Company’s records. Delivery to the Executive shall be deemed effective two days after the notice is given to the overnight courier for delivery. Nothing in the foregoing provision is intended to alter the Company’s right to terminate Executive’s employment immediately for Cause orally or by other means, as set forth in Sections 7(b) and 8 above.

If to a beneficiary, heir or executor:	Sent by a nationally recognized overnight courier to the address most recently specified by Executive, beneficiary, or executor. Delivery shall be deemed effective two days after the notice is given to the overnight courier.

18. Miscellaneous.

(a) Entire Agreement. This Agreement, including its Exhibits A, B, C and D, contains the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, among them with respect thereto.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically identifies the provision being amended and that is signed by Executive and the Board or Company General Counsel. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

(c) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement in the event of Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

(e) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment under this Agreement. Additionally, if any provision of this Agreement is deemed unenforceable for any reason by a court of competent jurisdiction, the remaining provisions in this Agreement shall survive and remain valid and enforceable.

(f) Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement, including its Exhibit C, any taxes that are required to be withheld pursuant to any applicable law or regulation.

(g) 409A Provisions. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code as of the Date of Termination, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided within thirty (30) days following the earlier of (i) the date which is six (6) months after Executive’s separation from service (as defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the Date of Termination for purposes of this Agreement. Each separately identified amount to which Executive is entitled under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In addition, to the extent possible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise if such designation would constitute a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and its officers, directors, employees, agents, and representatives make no guarantee or representation that the payments or benefits provided under this Agreement comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any Tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

(h) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada applicable to contracts to be performed therein.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

(j) Construction. This Agreement shall not be construed against either party, and no consideration shall be given or presumption made on the basis of who drafted the Agreement or any particular provision hereof or who supplied the form of this Agreement. In construing the Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(k) Expenses. The Company shall reimburse Executive for up to $20,000.00 in the aggregate for any documented legal fees expended or incurred by Executive through the date hereof in connection with negotiating the terms of this Agreement, payable within thirty (30) days of Executive’s submission of reasonably satisfactory documentation of such fees (which shall be submitted within sixty (60) days following the Effective Date). Each party otherwise shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of the Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CAESARS ENTERPRISE SERVICES, LLC

By:	/s/ Timothy R. Donovan
Name:	Timothy R. Donovan
Title:	EVP & General Counsel

Executive

/s/ Anthony P. Rodio
Anthony P. Rodio

EXECUTION VERSION

EXHIBIT A

•	Advisor to Rodio Development, LLC (a real estate investment company owned by Mr. Rodio’s son)

EXHIBIT B

DEFINITIONS OF CAUSE AND GOOD REASON

Cause: For purposes of this Agreement, “Cause” shall mean, in addition to violation of the provisions contained in Section 14 of this Agreement, (i) Executive’s commission of or guilty plea or plea of no contest to a felony (or its equivalent under applicable law), (ii) conduct by Executive that constitutes fraud or embezzlement, or any acts of dishonesty in relation to Executive’s duties with the Company, (iii) Executive’s gross negligence, bad faith or misconduct which creates a substantial likelihood of material reputational or economic harm to the Company or its Subsidiaries or its Affiliates as determined by the Company, (iv) Executive’s willful refusal or failure to perform Executive’s duties hereunder as determined by the Company, (v) Executive’s refusal or material failure to perform any reasonable directive of the Company, (vi) Executive’s knowing misrepresentation of any material fact that the Company reasonably requests, (vii) Executive being found unsuitable by the Company’s Compliance Committee (after notice and an opportunity to be heard) or by an adjudicatory gaming regulatory agency, or, the Company is either informed or notified by a federal, state or local regulatory authority that such regulatory authority has determined to issue a finding of unsuitability as to Executive, and Executive’s license or authorization to be employed in casino gaming operations is suspended, in any jurisdiction in which the Company, Caesars Entertainment Corporation, or any of their respective Subsidiaries or Affiliates conducts operations, (viii) Executive’s violation, as determined by the Company, of any securities or material employment laws or regulations, or (ix) Executive’s breach of Executive’s obligations under this Agreement or violation of the Policies as determined by the Company.

Good Reason: For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment if, (i) within thirty (30) days after Executive knows (or has reason to know) of the occurrence of any of the following events, Executive provides written notice to the Company requesting that it cure such events, (ii) the Company fails to cure, if curable, such events within thirty (30) days following such notice, and, (iii) within ten (10) days after the expiration of such cure period, Executive provides the Company with a Notice of Termination: (A) a material reduction in Executive’s Base Salary or opportunity to earn a Bonus or other incentive opportunity, (B) any material reduction in the benefits to which Executive is eligible under any company benefit plan, excluding any bonus or incentive plan, under which Executive is entitled to receive benefits other than a reduction that applies to a similarly situated class of employees of the Company or its Subsidiaries or Affiliates; (C) a material diminution in Executive’s duties or responsibilities for a period of more than forty-five (45) days (not including any Investigation Period); (D) a material breach by the Company of any of its material obligations to the Executive under this Agreement; or (E) a change in Executive’s title or reporting line or a relocation beyond thirty (30) miles from Las Vegas, Nevada.

EXHIBIT C

•	Medical Insurance (including health, dental and vision)

•	Disability and Life and Accidental Death and Dismemberment Insurance

•	Accrued benefits under Savings and Retirement Plan

•	D&O Policy

EXHIBIT D

JURISDICTIONS IN WHICH EXECUTIVE IS LICENSED

•	New Jersey

•	Nevada

•	Missouri

•	Iowa

•	Louisiana

•	Mississippi

•	Colorado

•	Indiana

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